Exhibit 10.1

2023 PFO EMPLOYMENT AGREEMENT

This PFO EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of May 9, 2023, (the “Effective Date”), by and between collectively, IGC Pharma, Inc., (“IGC”, “Employer”, “Company”) a corporation organized under the laws of Maryland, and Claudia Grimaldi (“Executive”) on the following terms and conditions:

RECITALS:

A. The Employer desires to be assured of the continued services of Executive; and

B. Executive desires to continue to be employed by the Employer as its Vice President, Principal Financial Officer upon the terms, covenants and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual terms, covenants and conditions hereinafter set forth, the parties hereto agree as follows:

1. Employment Period.  Employer hereby agrees to continue to employ Executive as its Vice President, Principal Financial Officer and Chief Compliance Officer, and Executive, agrees to accept such continued employment for the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date (the “Employment Period”). Thereafter, Executive’s employment shall continue until terminated in accordance with this Agreement.

2. Performance of Duties.

2.1.

Executive agrees that during the Employment Period, and while Executive is employed by Employer, she shall devote her full normal and customary working time, energies, and talents exclusively to serving in the capacity of Vice President and Principal Financial Officer of Employer and to performing such other duties consistent with her position, as may be properly assigned to her by the Board of Directors of Employer (the “Board”). She will carry out such duties faithfully, efficiently and in a professional manner. The Executive, from time to time, may be assigned additional titles and responsibilities inclusive of the above and in addition to the above, such as for example, Chief Compliance Officer, Managing Director IGC Pharma SAS, Legal Representative IGC Pharma SAS, Director IGC subsidiaries, among others.

2.2.

In addition to the limitations imposed upon Executive by the Restrictive Covenants contained in Section 4, Executive shall not during the Employment Period and while she is employed by the Employer, without prior written consent from the Board:

2.2.1.

serve as, be a consultant to or employee, officer, manager, agent, or director of, any corporation, partnership or other entity other than Employer (other than civic, charitable, or other public service organizations) if, as determined at the reasonable discretion of the Board, such service, employment, or position would have a material adverse effect upon the ability of Executive to perform her duties hereunder and Executive is so advised in writing and given a period of not less than ninety (90) days to cease; or

2.2.2.

have more than a ten percent (10%) ownership interest in any enterprise other than Employer if such ownership interest would have a material adverse effect upon the ability of Executive to perform her duties hereunder, and the Executive is so advised in writing and given a period of not less than ninety (90) days to divest the interest.

3. Compensation.  Subject to the terms and conditions of this Agreement, Executive shall be compensated by Employer for her services as follows:

3.1.

Executive shall receive, for each consecutive twelve (12) month period beginning on the Effective Date and ending on each anniversary thereof, a rate of pay equal to Two Hundred Thousand Dollars ($200,000.00) per year (“Base Pay”).  Such compensation shall be payable in substantially equal monthly or more frequent installments and subject to customary tax withholding. Such Base Pay may be evaluated annually.

3.2.

Executive shall be eligible for an annual bonus and an annual grant of shares or options under the Employer’s 2018 Omnibus Incentive Plan, as modified or revised, (the “Plan”) with vesting as determined by an award agreement and the Compensation Committee and approved by the Board of the Employer.

3.3.

Executive shall be entitled to participate in all executive benefit plans maintained by Employer on substantially the same terms and conditions as other executives of Employer including, but not limited to, plans as mentioned in Attachment 1.

3.4.

Executive shall receive at least twenty (20) days paid vacation per year, provided, however, that such vacation shall be scheduled and taken in accordance with Employer’s standard vacation policies applicable to Employer’s other executives.  Executive shall also be entitled to all other holiday and leave pay generally available to Employer’s other executives.  Any vacation days not used in a twelve (12) month period shall accrue and carry over to subsequent years. Executive shall be eligible for vacation leave accrual payout upon termination.

3.5.

Executive shall receive at least eight (8) days paid sick leave per year.  Any sick leave not used in a twelve (12) month period shall accrue and carry over to subsequent years and Executive shall not be eligible for sick leave accrual payout upon termination, unless the Employer is prohibited by state law to withhold payment.

3.6.

Executive shall be reimbursed by Employer for all reasonable business, promotional, travel and entertainment expenses incurred or paid by Executive during the Employment Period in the performance of her services under this Employment Agreement.

4. Restrictive Covenants.  Executive acknowledges and agrees that:

4.1.

The agreements and covenants contained in this Section 4 are essential to protect the business interests of Employer and Employer will not enter into this Agreement but for such agreements and covenants. Accordingly, Executive covenants and agrees to the following:

4.1.1.

Confidential Information.  Except as may be required by the lawful order of a court, regulatory body or similar agency of competent jurisdiction, and at the sole cost and expense of the Employer, if any, unless disclosed with the Employer’s permission, Executive agrees to keep secret and confidential, during the Employment Period and while she is employed by Employer, all confidential non-public information of Employer, and its respective affiliates that was acquired by, or disclosed to (“Confidential Information”), Executive during the course of her employment by Employer or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, operations, financial data and plans, and employee information, whether past, current or planned, and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this Section 4.1.1 shall not apply to information that:  (A) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which Executive is bound); (B) was disclosed to Executive by a third party not subject to any duty of confidentiality to Employer prior to its disclosure to Executive; (C) is disclosed by Executive in the ordinary course of Employer’s business as a proper part of her employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper business purpose solely for the benefit of Employer.  Executive further agrees that she shall not make any statement or disclosure that is intended by Executive to be detrimental to Employer or any of its affiliates. Executive agrees to observe all reasonable policies and procedures of the Employer that are provided to her concerning such Confidential Information.

4.1.2.	Non-Competition and Non-Solicitation.

4.1.2.1.

Executive agrees that for the period commencing on the Effective Date and ending on the first anniversary of the date on which Executive’s employment with Employer is terminated for any reason or no reason (the “Non-Competition Period”), Executive shall not directly or indirectly, alone or as a partner, officer, director, manager, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), engage in any business activity in the geographic areas where the Business is located that is directly or indirectly in competition with the Business (as defined herein) of Employer or which is known by Executive to be detrimental to the Business or business plans of Employer or its affiliates; provided, however, that the record or beneficial ownership by Executive or her immediate family members of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this Section 4.1.2.1 so long as Executive is not an officer, director, manager, employee or consultant of such Person.

The Employer’s business is described in its SEC filings from time to time.

The Employer develops advanced cannabinoid-based formulations for treating diseases and conditions, including, but not limited to, Alzheimer's disease, period cramps ("dysmenorrhea"), premenstrual syndrome ("PMS") and chronic pain. IGC has two investigational drug assets targeting Alzheimer's disease, IGC-AD1 and TGR-63, which have demonstrated in Alzheimer's cell lines the potential to be effective in suppressing or ameliorating key hallmarks of Alzheimer's disease, such as plaques or tangles. IGC-AD1 is a low-dose tetrahydrocannabinol ("THC") based formulation that is currently in a 146-person Phase 2 clinical trial for agitation in dementia due to Alzheimer's (clinicaltrials.gov, NCT05543681). IGC also markets a wellness brand, Holief™, that targets women experiencing premenstrual syndrome and menstrual cramps. Geographically, the business is based in the United States, India and Colombia, South America, and may expand to other countries.

Executive further agrees that during the Non-Competition Period, she shall not in any capacity, either separately or in association with others:  (1) employ or solicit for employment or endeavor in any way to entice away from employment with Employer or its affiliates (a) any current employee of Employer or its affiliates or (b) any Person who was employed by Employer or its affiliates in any preceding 12-month period; (2) solicit, induce or influence any supplier, customer, agent, consultant or other Person that has a business relationship with Employer to discontinue, reduce or modify such relationship with Employer; nor (3) solicit or enter into negotiations with any of Employer’s identified potential acquisition candidates.

4.1.2.2.

Executive understands that the foregoing restrictions may limit her ability to engage in a business similar to Employer’s Business for the duration of the Non-Competition Period but acknowledges that she will receive sufficiently high remuneration and other benefits to justify such restriction as an employee of Employer pursuant to this Agreement.

4.1.2.3.

Notwithstanding the generality of any other provision of this Agreement, during the Non-Competition Period, it shall not be a violation of Section 2.2 or this Section 4 for Executive to (i) be an owner, partner, officer, director, manager, employee, consultant, agent, independent contractor, member or stockholder of any person or entity that does not compete with the Business of Employer or (ii) make unlimited investments with other family members in any person or entity that does not compete with the Business of Employer.

4.1.3.

Remedies.  If Executive breaches any of the provisions contained in Sections 4.1.1 or 4.1.2 (the “Restrictive Covenants”), Employer shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Employer at law or in equity.

4.1.3.1.

Executive shall account for and pay over to Employer all compensation, profits, and other benefits which inure to Executive’s benefit which are derived or received by Executive or any person or business entity controlled by Executive, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.

4.1.3.2.

Notwithstanding the provisions of Section 4.1.3.1 above, Executive acknowledges and agrees that in the event of a violation or Executive’s threatened violation of any of the Restrictive Covenants, Employer shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity.

4.1.4.

Severability.  If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

4.1.5.

Proprietary Rights.  Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, employee files, client files, and any materials made by Executive or by Employer during the period of Executive’s employment are the property of Employer and shall not be used by Executive in any way adverse to Employer’s interests while she is so employed by Employer.

5. Termination and Compensation Due Upon Termination.  Executive’s right to compensation for the period after the date Executive’s employment with Employer terminates shall be determined in accordance with the following:

5.1.

Termination Without Cause, Non-Renewal, or for Good Reason.  In the event Employer terminates Executive’s employment during the Employment Period without Cause, or at the end of the term, does not renew the Employment Agreement on substantially the same terms or Executive resigns her employment for Good Reason, Executive shall receive the following (only if and subject to Executive’s execution and delivery of a general release of claims):

5.1.1.

the greater of a) base pay for the remainder of this Agreement, payable over the remainder of the term in equal monthly payments or b) 1.5 times the average of the total compensation, disclosed in the 10-K filed with the SEC, calculated over the previous two 10-K filings prior to termination date. , with such payments shall be made in eighteen equal monthly installments; beginning on the first pay period following Executive’s delivery of the executed release;

5.1.2.	vesting of any equity awards under the Plan that would have vested within eighteen months of the termination date had Executive’s employment not been terminated;

5.1.3.	health insurance shall continue, uninterruptedly, through the term of this Agreement, under the same terms as while the Executive was employed.

5.1.4.

The Employer shall continue, uninterruptedly, to cover the Executive with Directors and Officers insurance (D&O) coverage, consistent with the Employer’s policy and coverage of other directors, for a period of 10 years. The D&O coverage shall cover the years that the Executive served as the Vice President, Principal Financial Officer, of the Employer, and any other titles and responsibilities assumed by the Executive during the term of employment.

5.1.5.

If the Termination with Cause, Non-Renewal, or Good Reason resignation occurs either (a) during a period of time when the Employer is party to a fully executed letter of intent or a definitive corporate transaction agreement, the consummation of which would result in a Change in Control or (b) within twelve (12) months following the Change in Control, then the severance payment under 5.1.1 shall be 2.99 times the payment set out in 5.1.1 instead of 1.5 times and shall be payable in a single cash lumpsum on the sixtieth day following Executive’s termination date or the delivery of the executed release and all unvested equity awards under the Plan shall vest immediately. “Change in Control” shall mean each of the following with respect to the Employer: (i) a sale of all or substantially all of the Employer’s assets; (ii) a sale of the voting securities of the Employer such that any person or group of persons who did not hold voting securities of the Employer prior to the transaction hold more than fifty percent (50%) of the combined voting power of the securities of the Employer after the transaction; or (iii) any merger, consolidation or other transaction of the Employer with or into another corporation or other entity, other than a transaction in which the holders of voting securities of the Employer immediately prior to such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least fifty percent (50%) of the combined voting power of the securities of the Employer or such surviving entity or parent thereof immediately after such transaction.

5.2.

Voluntary Resignation.  Executive may terminate her employment with Employer for any reason (or no reason at all) at any time by giving Employer ninety (90) days prior written notice of voluntary resignation; provided, however, that Employer may decide that Executive’s voluntary resignation be effective immediately upon notice of such resignation. Employer shall have no obligation to make payments to Executive in accordance with the provisions of Section 3 for periods after the date on which Executive’s employment terminates due to Executive’s voluntary resignation, including in the event Employer accelerates the effectiveness of the resignation in accordance with this Section 5.2.

5.3.

For purposes of this Section 5, Good Reason shall mean the occurrence of any of the following events (a “Good Reason Condition”), subject to having complied with the Good Reason Process (as defined below), without Executive’s consent:

5.3.1.

Executive is no longer the Vice President, and Principal Financial Officer or the Executive reports to any individual other than the Chief Executive Officer, Board of Directors, or Executive Chairman, without her consent;

5.3.2.	the relocation of Executive’s office more than hundred (100) miles from its current headquarters in Potomac, Maryland without Executive’s consent;

5.3.3.	a material breach of any of the provisions of this Agreement by the Employer.

5.3.4.

Good Reason Process shall mean (i) Executive reasonably determines in good faith that a Good Reason Condition has occurred; (ii) Executive notifies the Employer in writing within sixty days of such determination; (iii) the Employer is afforded a period of not less than thirty days following such notice (the “Cure Period”) to remedy the Good Reason Condition; and (iv) the Good Reason Condition continues to exist at the end of the Cure Period; and (v) Executive terminates her employment for such Good Reason Condition within sixty days after the end of the Cure Period. If the Employer cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

5.4.

Termination for Cause.  Employer shall have no obligation to make payments to Executive in accordance with the provisions of Section 3 or otherwise for periods after Executive’s employment with Employer is terminated because of Executive’s termination for Cause. For purposes of this Section 5.4, Executive shall be considered terminated for “Cause” if she is discharged by Employer on account of the occurrence of one or more of the following events:

5.4.1.	her commission at any time of any act or omission that results in a conviction or plea of no contest for any felony or crime involving moral turpitude;

5.4.2.	her commission at any time of any act of fraud, embezzlement, willful misappropriation of material Employer property, or willful and material misconduct;

5.4.3.	Executive commits an act of fraud against Employer, violates a duty of loyalty to Employer, or violates an obligation owed to Employer pursuant to Sections 2 or 4 hereof;

5.4.4.

willful and material breach of the Executive’s obligations under any material agreement entered into between the Executive and the Employer or any of its affiliates (including under this Agreement), or willful and material breach of the Employer’s polices or procedures which causes material damage or could be reasonably expected to cause material damage to the Employer, its business or reputation;

5.4.5.

willful and repeated failure to substantially perform Executive’s material duties as are reasonably assigned to her by the Board (other than due to Executive’s illness or disability), provided that for Sections 5.4.4 and 5.4.5 and (D), if the breach reasonably may be cured, Executive has been given at least thirty (30) days after Executive’s receipt of written notice of such breach from the Employer to cure such breach. Such written notice shall state in reasonable detail the particular acts or failures to act that constitute the grounds on which the proposed termination for Cause is based. No matter may be alleged to constitute Cause unless such written notice is provided to Executive within sixty days after the Employer is in possession of the material information upon which the allegation of Cause is based. Whether or not such breach has been cured will be determined in the reasonably good faith judgment of the Board. If Executive cures, Cause shall be deemed not to have occurred.

5.5.

Employer shall have no obligation to make payments to Executive in accordance with the provisions of Section 3 for periods after the date of Executive’s death, except payments due and owing as of such date.

6. Indemnification.  Executive shall be defended, held harmless by and indemnified by Employer to the fullest extent permitted by applicable law (including, but not limited to payment of all legal fees and costs and by counsel reasonably satisfactory to her) against claims asserted against her by third parties, arising out of, or related to, the business of the Employer or Executive’s services for Employer or its affiliates, where such services were within the scope of authority of Employee, or specifically authorized in advance by Employer.  However, Employer shall have no obligation to defend, indemnify or hold Executive harmless from any claims relying in whole or in part upon any intentionally tortious, grossly negligent, or fraudulent conduct by Executive.  This duty of indemnification shall survive the termination of this Agreement for a period of two years and is intended to be in addition to and not in lieu of any indemnification right of Executive that may be contained in the Bylaws or Articles of Incorporation of Employer.

7. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered accordingly. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “within sixty (60) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer. If Executive is a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than 6 months after Executive’s “separation from service” that, absent the application of this Section 15(e), would be subject to additional tax imposed pursuant to Section 409A of the Code as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) 6 months after Executive’s “separation from service,” or (ii) Executive’s death.

8. Section 280G. In the event that any payments, distributions, benefits or entitlements of any type payable to Executive (the “Total Payments”) would (i) constitute “parachute payments” within the meaning of Section 280G of the Code (which will not include any portion of payments allocated to the restrictive covenant provisions of Section 10 hereof that are classified as payments of reasonable compensation for purposes of Section 280G of the Code), and (ii) but for this paragraph would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be either: (a) provided in full, or (b) provided as to such lesser extent as would result in no portion of such Total Payments being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis of the greatest amount of the Total Payments, notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax. Unless the Employer and Executive otherwise agree in writing, any determination required under this Section 8 shall be made in writing in good faith based on the advice of a nationally recognized accounting firm selected by the Employer (with approval of Executive) (the “Accountants”). In the event of a reduction of benefits hereunder, benefits shall be reduced by first reducing or eliminating the portion of the Total Payments that are payable in cash under Section 7 and then by reducing or eliminating any amounts that are payable with respect to long-term incentives including any equity-based or equity-related awards (whether payable in cash or in kind). For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Employer and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably require in order to make a determination under this Section 8, and the Employer shall bear the cost of all fees the Accountants charge in connection with any calculations contemplated by this Section 8.

9. Assignment of Intellectual Property. Executive will promptly disclose to the Employer any idea, invention, discovery or improvement, whether patentable or not (“Creations”), conceived or made by her alone or with others at any time during her employment with the Employer. Executive agrees that the Employer owns any such Creations, and Executive hereby irrevocably, absolutely, and unconditionally assigns to the Employer all rights, title and interest in and to the Creations or portions thereof, including but not limited to, all copyrights, patents, and other proprietary and intellectual property rights and any and all goodwill associated therewith, as well as all moral rights that Executive has or may acquire in and/or to the Creations, or any of them, including but not limited to any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications relating to the Creations. Executive agrees to execute and deliver to Employer any and all applications, assignments and other instruments relating thereto which the Employer deems necessary or desirable in its discretion. These obligations shall continue beyond the termination of her employment with respect to Creations and derivatives of such Creations conceived or made during her employment with the Employer. The Employer and Executive understand that the obligation to assign Creations to the Employer shall not apply to any Creation which is developed entirely on her own time without using any of the Employer’s equipment, supplies, facilities, and/or Confidential Information (“Executive Creations”) unless such Creation (i) relates in any way to the business or to the current or anticipated research or development of the Employer; or (ii) results in any way from her work at the Employer. In any jurisdiction in which moral rights cannot be assigned, Executive hereby waives any such moral rights and any similar or analogous rights under the applicable laws of any country of the world that Executive may have in connection with the Creations, and to the extent such waiver is unenforceable, hereby covenants and agrees not to bring any claim, suit or other legal proceeding against the Employer or any of its Affiliated Entities claiming that Executive’s moral rights to the Creations have been violated. Executive agrees to reasonably cooperate with the Employer, both during and after her employment with the Employer, with respect to the procurement, maintenance and enforcement of copyrights, patents, trademarks and other intellectual property rights (both in the United States and foreign countries) relating to Creations covered by Section 9 hereof. Executive shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights and powers of attorney, which the Employer, acting reasonably, may deem necessary or desirable in order to protect its rights and interests in any such Creations. Executive further agrees that if the Employer is unable, after reasonable effort, to secure Executive’s signature on any such papers, any officer of the Employer shall be entitled to execute such papers as her agent and attorney-in-fact and Executive hereby irrevocably designates and appoints each officer of the Employer as her agent and attorney-in-fact to execute any such papers on her behalf and to take any and all actions as the Employer may deem necessary or desirable in order to protect its rights and interests in any such Creations, under the conditions described in this paragraph, all to the exclusion of such Executive’s Creations.

10. Assignment and Successors.  This Agreement is a personal contract and Executive may not sell, transfer, assign, pledge, or hypothecate her rights, interests, and obligations hereunder. Except as otherwise herein expressly provided, this Agreement shall be binding upon and shall inure to the benefit of Executive and her personal representatives and shall inure to the benefit of and be binding upon the Employer and its successors and assigns, except that the Employer may not assign this Agreement without Executive’s prior written consent, except to an acquirer of all or substantially all of the assets of the Employer.

11. Governing Law.  This agreement will be governed by and construed in accordance with the laws of the state of Maryland without reference to the principles of conflicts of laws or any other principle that could result in the application of the laws of any other jurisdiction. The parties agree to submit any dispute, claim or controversy relating to this Agreement, Executive’s employment or the termination thereof to arbitration under the Employment Arbitration Rules of the American Arbitration Association, which shall have exclusive jurisdiction over such dispute. The parties agree to enter into mediation prior to arbitration.

12. Entire Agreement.  This Agreement embodies the entire agreement of the parties respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties on this subject matter . Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals or understandings shall be deemed to be of no force or effect. There are no representations, warranties or agreements, whether express or implied, or oral or written, with respect to the subject matter, except as set forth herein.

13. Modifications.  This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications shall be in writing and signed by the parties.

14. Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions shall not be deemed a waiver of such terms, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. All waivers shall be in writing and signed by Executive and Employer.

15. Number and Gender.  Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

16. Headings.  The section and Section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of its terms.

17. Attorneys’ Fees.  Executive and the Employer agree that in any dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or her reasonable attorneys’ fees and costs incurred by it or

18. Severability.  In the event that it is determined that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any determination striking any portion of this Agreement shall be done as narrowly as possible so as to give as much effect as possible to the intentions of the parties under this Agreement.

19. Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document.

20. Notices.  All notices and other communications provided for in the Agreement shall be in writing and will be deemed duly given (a) when delivered by hand or electronic mail, (b) two (2) days after being given to an express courier with a reliable system for tracking delivery, (c) when sent by confirmed facsimile with a copy sent by another means specified in this provision or (d) five (5) days after the day of mailing, when mailed by registered or certified mail, return receipt requested, postage prepaid, and addressed as set forth below. A party may from time to time change its address or designee for notification purposes by giving the other written notice of the new address or designee and the date upon which it will become effective. The addresses for such notices shall be:

20.1.       If to Executive:

5903 Barbados Place #201

North Bethesda, MD  20852

Attention:  Claudia Grimaldi

with a copy to:

20.2.       If to Employer:

10224 Falls Road

Potomac, MD 20854

Attention:  Board

21. Time of the Essence.  Time is expressly made of the essence with respect to each and every provision of the Agreement.

22. Inurement.  Except as otherwise specified herein, no Person, other than the parties (and Executive’s estate upon her death, including her personal representative, administrator, or heirs), shall have any rights under or interest in this Agreement or its subject matter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this PFO Employment Agreement as of the Effective Date.

IGC Pharma, Inc.

By:

Name: Ram Mukunda

Title:  Chief Executive Officer

By:

Name: Claudia Grimaldi

Title: Executive

ATTACHMENT 1:

Section 3.5:   The Employer shall have the use of a Company car inclusive of maintenance, gas, insurance, among others. The car is to be used by Executive in connection with the performance of her duties for Employer. The Employee may use the vehicle for personal use and shall reimburse the Employer $95 per month for personal use of the automobile.  The Employer shall also provide the Executive with indemnity to the fullest extent permitted by law, reimbursement of business expenses, life insurance, health insurance, retirement benefits, deferred compensation, disability insurance, travel insurance, directors and officers insurance, and others as may be necessary from time to time.